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                                                                      EXHIBIT 23


INDEPENDENT ACCOUNTANTS' CONSENT


We consent to incorporation by reference in the Registration Statement on Form S-3 of Discover Card Master Trust I (Registration Number 333-62263) of the Independent Accountants' Report dated January 22, 1999, delivered pursuant to
Section 3.08 of the Pooling and Servicing Agreement dated as of October 1, 1993, as amended, between Greenwood Trust Company and U.S. Bank National Association (formerly First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association) as Trustee, filed as
Exhibit 99(B) to the Transition Report on Form 10-K of Discover Card Master Trust I for the period from January 1, 1998 through November 30, 1998.



                                                   /s/ Deloitte & Touche, LLP
                                                   -----------------------------




February 19, 1999